EXHIBIT 16.1

Rosen Seymour Shapss Martin & Company LLP
757 Third Avenue
New York, New York  10017

July 7, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

We have read the statements that we understand Intellicell Biosciences, Inc. will include under Item 4.01 of the Form 8-K report it will file with the Securities and Exchange Commission regarding the recent change of auditors. We agree with such statements made regarding our firm.  We have no basis to agree or disagree with the other statements made under Item 4.0 1.

Very truly yours,

/s/Rosen Seymour Shapss Martin & Company LLP

Rosen  Seymour Shapss  Martin  & Company LLP
Certified Public Accountants